Exhibit 99.2

14375 NW Science Park Drive
Portland, OR 97229
February 6, 2020

CFO Commentary on Fourth Quarter and Full Year 2019 Financial Results and Full Year 2020 Financial Outlook

Financial Information and Non-GAAP Financial Measures
Throughout this commentary, amounts stated to be non-GAAP exclude items described in the "Non-GAAP Financial Measures" section below. Additionally, constant-currency net sales, a non-GAAP financial measure, is referenced throughout this commentary. Please see the "Supplemental Financial Information" section and financial tables included below for a more detailed description of this and other non-GAAP financial measures.

Financial Summary

	Three Months Ended December 31,
(Dollars in millions, except per share amounts and percentage changes)	GAAP			Non-GAAP
	2019	2018	Change	2018	Change
Net sales	$954.9	$917.6	4%
Gross margin	50.1%	51.7%	-160 bps
Selling, General and Administrative rate	36.1%	35.6%	50 bps	35.4%	70 bps
Operating income	$138.6	$152.8	(9)%	$154.5	(10)%
Operating margin	14.5%	16.6%	-210 bps	16.8%	-230 bps
Net income	$114.0	$113.3	1%	$116.9	(2)%
Diluted earnings per share	$1.67	$1.63	2%	$1.68	(1)%

Non-GAAP Financial Measures

Throughout this commentary, non-GAAP amounts in fourth quarter 2018 exclude $2.4 million in incremental provisional income tax expense related to the Tax Cuts and Jobs Act (“TCJA”) and $1.7 million in Project CONNECT expenses and discrete costs ($1.3 million net of tax). References to non-GAAP financial measures for full year 2018 exclude $15.8 million in Project CONNECT program expenses and discrete costs ($12.0 million net of tax), $5.1 million in incremental provisional income tax expense related to the TCJA and a $4.3 million benefit in connection with an insurance claim recovery ($3.3 million net of tax). These excluded items were not applicable to fourth quarter and full year 2019 results.

Fourth Quarter 2019 Financial Results
(All comparisons are between fourth quarter 2019 and fourth quarter 2018, unless otherwise noted.)

Net Sales

Net sales increased 4 percent to $954.9 million, from $917.6 million for the comparable period in 2018.

Geographies

(In millions, except percentage changes)	Reported Net Sales 2019	Reported Net Sales 2018	Reported Net Sales % Change	Constant-currency Net Sales % Change
U.S.	$634.0	$589.3	8%	8%
LAAP	171.6	179.3	(4)%	(4)%
EMEA	99.8	93.7	7%	10%
Canada	49.5	55.3	(10)%	(10)%
Total	$954.9	$917.6	4%	4%

•United States ("U.S.")
▪Wholesale net sales increased high-single-digit percent driven by growth in the Columbia and SOREL brands. The Columbia brand wholesale net sales growth reflects higher closeout sales and relatively flat full-price sales, which were impacted by a greater portion of Fall 2019 shipments falling into third quarter 2019 compared to Fall 2018 shipments in the prior year.
▪Direct-to-consumer ("DTC") net sales increased mid-single-digit percent driven by new store openings as well as high-single-digit percent e-commerce growth. Both our brick & mortar and e-commerce businesses faced difficult comparisons, against exceptional sales performance in the prior year period.
▪The Company operated 143 U.S. retail stores at December 31, 2019 (122 outlet; 21 branded) and 4 branded e-commerce sites, compared with 136 stores (113 outlet; 23 branded) and 4 branded e-commerce sites at the same time last year.

•Latin America and Asia Pacific ("LAAP")
▪Japan net sales increased high-single-digit percent (low-single-digit percent constant-currency). The net sales increase reflects favorable impacts of foreign currency rates, wholesale growth and relatively flat DTC performance. An increase in Japan’s consumption tax rate and generally warmer weather negatively impacted consumer demand.
▪China net sales decreased mid-single-digit percent. The net sales decline reflects lower wholesale sales and relatively flat DTC performance. The termination of one of our wholesale dealers contributed to lower wholesale sales. DTC sales included sales contributions from new stores offset by a decrease in e-commerce sales.
▪LAAP Distributor net sales decreased mid-teens percent primarily driven by a shift in Fall 2019 shipments with a greater portion falling into third quarter 2019 compared to Fall 2018 shipments in the prior year.
▪Korea net sales decreased low-double-digit percent (mid-single-digit percent constant-currency). The net sales decline was driven by lower DTC sales and unfavorable impacts of foreign currency rates, partially offset by wholesale growth. Continued weakness in the Korea outdoor market combined with warm weather impacted fourth quarter net sales.

•Europe, Middle East and Africa ("EMEA")
▪EMEA Distributor net sales increased mid-teens percent, driven by higher Spring 2020 advance orders and favorable timing of Spring 2020 shipments, with a greater portion falling into fourth quarter 2019 compared to Spring 2019 shipments in the prior year.
▪Europe-direct net sales increased low-single-digit percent (mid-single-digit percent constant-currency). The net sales increase was driven by DTC growth and to a lesser extent wholesale growth, partially offset by unfavorable impacts of foreign currency rates. DTC sales growth consisted of increased sales from e-commerce, new store openings as well as productivity gains from existing stores.

•Canada
▪Net sales decreased 10 percent driven primarily by a shift in Fall 2019 shipments with a greater portion falling into third quarter 2019 compared to Fall 2018 shipments in the prior year, partially offset by DTC growth. DTC sales growth consisted of increased sales from e-commerce and sales contributions from new store openings.

Brands

(In millions, except percentage changes)	Reported Net Sales 2019	Reported Net Sales 2018	Reported Net Sales % Change	Constant-currency Net Sales % Change
Columbia	$751.1	$727.8	3%	4%
SOREL	143.5	126.9	13%	14%
prAna	33.1	36.7	(10)%	(10)%
Mountain Hardwear	27.2	26.1	4%	5%
Other	—	0.1	(100)%	(100)%
Total	$954.9	$917.6	4%	4%

•Columbia brand net sales increase was led by U.S. wholesale, U.S. DTC and EMEA growth, partially offset by a decrease in sales in the LAAP region.
•SOREL brand net sales increase was led by U.S. wholesale and U.S. DTC growth.
•prAna brand net sales decline was primarily driven by a decline in U.S. wholesale.
•Mountain Hardwear brand net sales increase was primarily driven by U.S. wholesale growth.

Product Categories

(In millions, except percentage changes)	Reported Net Sales 2019	Reported Net Sales 2018	Reported Net Sales % Change	Constant-currency Net Sales % Change
Apparel, Accessories and Equipment	$698.3	$688.8	1%	2%
Footwear	256.6	228.8	12%	13%
Total	$954.9	$917.6	4%	4%

•Apparel, Accessories and Equipment net sales increase was driven by the Columbia and Mountain Hardwear brands, partially offset by a decrease in sales in the prAna brand.
•Footwear net sales increase was driven by the SOREL and Columbia brands.

Channels

(In millions, except percentage changes)	Reported Net Sales 2019	Reported Net Sales 2018	Reported Net Sales % Change	Constant-currency Net Sales % Change
Wholesale	$470.8	$450.6	4%	5%
DTC	484.1	467.0	4%	4%
Total	$954.9	$917.6	4%	4%

Gross Margin

Gross margin declined 160 basis points to 50.1 percent of net sales from 51.7 percent of net sales for the comparable period in 2018, primarily reflecting:
•a higher proportion of lower gross margin closeout product sales in wholesale; and
•lower DTC product margins reflecting higher promotional activity and shifts in product mix; partially offset by
•Project CONNECT benefits, including our design-to-value, assortment optimization and manufacturing efficiency initiatives.

Selling, General and Administrative ("SG&A") Expenses

SG&A expenses increased 6 percent to $344.4 million, or 36.1 percent of net sales, from $326.3 million, or 35.6 percent of net sales, for the comparable period in 2018. The increase in SG&A expenses included:
•increased expenses to support our expanding global DTC operations;
•increased information technology spending;
•increased personnel expense to support business growth and strategic projects; and

•increased demand creation spending; partially offset by
•lower incentive compensation compared to 2018.

SG&A expenses increased 6 percent from non-GAAP SG&A expenses of $324.6 million, or 35.4 percent of net sales, for the comparable period in 2018.

Operating Income

Operating income decreased 9 percent to $138.6 million, or 14.5 percent of net sales, from $152.8 million, or 16.6 percent of net sales, for the comparable period in 2018. Operating income decreased 10 percent from non-GAAP operating income of $154.5 million, or 16.8 percent of net sales, for the comparable period in 2018.

Licensing

Net licensing income decreased 2 percent to $4.4 million from $4.5 million for the comparable period in 2018.

Income Tax Expense

Income tax expense was $26.8 million, resulting in an effective income tax rate of 19.0 percent, compared to income tax expense of $41.0 million, or an effective income tax rate of 26.6 percent, for the comparable period in 2018. The lower effective tax rate compared to fourth quarter 2018 was primarily related to a favorable foreign tax audit resolution and a reduction in our U.S. minimum foreign tax liability in fourth quarter 2019, compared to fourth quarter 2018 tax expense, which included incremental income tax related to the TCJA. Non-GAAP fourth quarter 2018 income tax expense was $39.0 million, which resulted in a non-GAAP effective income tax rate of 25.0 percent.

Net Income

Net income increased 1 percent to $114.0 million, or $1.67 per diluted share, from $113.3 million, or $1.63 per diluted share, for the comparable period in 2018. Net income decreased 2 percent from non-GAAP net income of $116.9 million, or $1.68 per diluted share for the comparable period in 2018. Fourth quarter 2019 net income also includes the benefit of full ownership of our China business, which became a wholly-owned subsidiary effective January 2019. In fourth quarter 2018, the non-controlling interest share of net income was $0.1 million, or less than $0.01 per diluted share.

Full Year 2019 Financial Summary

	Twelve Months Ended December 31,
(Dollars in millions, except per share amounts and percentage changes)	GAAP			Non-GAAP
	2019	2018	Change	2018	Change
Net sales	$3,042.5	$2,802.3	9%
Gross margin	49.8%	49.5%	30 bps
SG&A rate	37.3%	37.5%	-20 bps	37.1%	20 bps
Operating income	$395.0	$351.0	13%	$362.4	9%
Operating margin	13.0%	12.5%	50 bps	12.9%	10 bps
Net income	$330.5	$268.3	23%	$282.0	17%
Diluted earnings per share	$4.83	$3.81	27%	$4.01	20%

Full Year 2019 Financial Results
(All comparisons are between full year 2019 and full year 2018, unless otherwise noted).

Net sales

Net sales increased 9 percent (10 percent constant-currency) to $3,042.5 million, from $2,802.3 million in 2018.

Gross margin

Gross margin expanded 30 basis points to 49.8 percent of net sales, from 49.5 percent of net sales in 2018.

SG&A expenses

SG&A expenses increased 8 percent to $1,136.2 million, or 37.3 percent of net sales, from $1,051.2 million, or 37.5 percent of net sales, in 2018. SG&A expenses increased 9 percent from non-GAAP SG&A expenses of $1,039.7 million, or 37.1 percent of net sales, in 2018.

Operating income
Operating income increased 13 percent to $395.0 million, or 13.0 percent of net sales, from operating income of $351.0 million, or 12.5 percent of net sales, in 2018. Operating income increased 9 percent from non-GAAP operating income of $362.4 million, or 12.9 percent of net sales, in 2018.

Income tax expense

Income tax expense was $74.9 million, resulting in an effective income tax rate of 18.5 percent, compared to income tax expense of $85.8 million, or an effective income tax rate of 23.8 percent, in 2018. The lower effective tax rate compared to 2018 was primarily related to discrete tax items and a reduction in our U.S. minimum foreign tax liability, compared to 2018 tax expense, which included incremental income tax related to the TCJA. Non-GAAP 2018 income tax expense was $83.4 million, which resulted in a non-GAAP effective income tax rate of 22.4 percent.

Net income

Net income increased 23 percent to $330.5 million, or $4.83 per diluted share, from $268.3 million, or $3.81 per diluted share, in 2018. Net income increased 17 percent from non-GAAP net income of $282.0 million, or $4.01 per diluted share in 2018. 2019 diluted earnings per share includes the benefit of full ownership of our China business. In 2018, the non-controlling interest share of net income was $6.7 million, or $0.10 per diluted share.

Balance Sheet as of December 31, 2019

Cash, cash equivalents and short-term investments totaled $687.7 million, compared to $700.6 million at December 31, 2018.

Inventories increased 16 percent to $606.0 million, compared to $521.8 million at December 31, 2018. Inventory consisted predominately of current and future season Spring and Fall product. Current inventory includes a higher level of Fall carryover product compared to the prior season. The majority of this carryover product has already been sold as part of our Fall 2020 pre-season wholesale order book.

Cash Flow for the Twelve Months Ended December 31, 2019

Net cash provided by operating activities was $285.5 million, compared to $289.6 million in 2018.
Capital expenditures totaled $123.5 million, compared to $65.6 million in 2018.

The Company paid dividends of $65.1 million to shareholders, compared to $62.7 million in 2018.

Share Repurchases for the Twelve Months Ended December 31, 2019

The Company repurchased 1,243,872 shares of common stock for an aggregate of $121.2 million, or an average price per share of $97.46.

At December 31, 2019, $215.1 million remained available under the current stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Regular Quarterly Cash Dividend

At its board meeting on February 3, 2020, the board of directors authorized an 8 percent increase to the Company's regular quarterly cash dividend to $0.26 per share, payable on March 23, 2020 to shareholders of record on March 10, 2020.

Full Year 2020 Financial Outlook

The Company’s 2020 Financial Outlook is forward-looking in nature and actual results may differ materially from projections as a result of, among other things, the factors described under “Forward-Looking Statements” below. The projections in the Company’s 2020 Financial Outlook are predicated on certain assumptions including, but not limited to, normal seasonal weather globally and that current macroeconomic, geopolitical and market conditions in key markets do not worsen. Projections do not include the potential financial impact of the coronavirus outbreak, the effect of which is unable to be predicted with any degree of certainty at this time. With respect to the coronavirus outbreak, our first priority has been to take appropriate measures to ensure the health and safety of our employees and customers in this evolving environment. As a result, we have closed stores in China, implemented strategies designed to mitigate the impact on our employees in China and put in place company-wide travel limitations. The potential impacts of the outbreak are broad-reaching including impacts to our DTC and wholesale businesses. We are already experiencing lower store traffic at stores that remain open in China and stores outside of China that benefit from Chinese tourism. In addition, there are potential operational impacts across our supply chain.

When reviewing the Company’s 2020 Financial Outlook, it is helpful to understand that the Company's annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the year. In addition, Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are two of several significant factors we use to formulate our full year outlook.

Our 2020 Financial Outlook currently anticipates:

Full Year 2020 Financial Outlook (U.S. Dollar)
Commentary compared to:
	2020 Financial Outlook	2019
Net sales	$3.18 to $3.23 billion	4.5% to 6.0% growth

Gross margin	up to 50.1%	approximately 30 bps expansion

SG&A percent of net sales	37.7% to 37.8%	40 bps to 50 bps deleverage

Operating margin	12.6% to 12.8%	20 bps to 40 bps decline

Operating income	$399 to $412 million

Effective income tax rate	approximately 20%

Net income	$325 to $335 million

Diluted earnings per share	$4.75 to $4.90

Net Sales

The Company currently expects 2020 net sales to increase 4.5 to 6.0 percent to $3.18 to $3.23 billion, from $3.04 billion in 2019.

The Company's 2020 Financial Outlook is further based on the expectation of net sales growth across all brands. Other assumptions considered in our net sales outlook include:

•U.S. net sales increase of high-single-digit percent, consisting of high-single-digit percent growth in DTC and mid-single-digit percent growth in wholesale.

•EMEA net sales increase of mid-single-digit percent, consisting of high-single-digit percent increase in our EMEA Distributor business and a mid-single-digit increase in Europe-direct.

•LAAP net sales relatively flat, including:
◦Japan net sales increase of low-single-digit percent;
◦Korea net sales increase of low-single-digit percent;
◦China net sales relatively flat (low-single-digit increase constant-currency); and
◦LAAP Distributor net sales decrease of high-single-digit percent.

•Canada net sales increase of high-single-digit percent.

Gross Margin

The Company expects 2020 gross margin to improve by up to 30 basis points to approximately 50.1 percent of net sales, from 49.8 percent of net sales in 2019.

Gross margin expansion reflects:
•lower mix of wholesale closeout sales at improved product margins;
•higher DTC sales mix, which generally carries higher gross margin; and
•higher DTC product margin compared to elevated promotional activity and shifts in product mix in 2019.

SG&A Expenses

For 2020, the Company expects SG&A expenses to increase at a higher rate than net sales growth, resulting in 40 to 50 basis points deleverage of SG&A expenses compared to 2019. SG&A expenses as a percent of net sales is expected to be 37.7 to 37.8 percent, compared to SG&A expenses as a percent of net sales of 37.3 percent in 2019.

The increase in SG&A expenses is expected to be driven by business growth as well as ongoing and incremental investments in our strategic priorities to drive long-term profitable sales growth, enable our brand-led consumer-focused operating model and strengthen capabilities across the organization. These investments are essential to the execution of our growth strategies and supporting the continued evolution of our operating model to have a greater focus on the consumer, increased concentration of business in the DTC channel and enhanced omni-channel based capabilities. The expected increase in SG&A expenses includes:

•increased expenses associated with the continued expansion of our DTC businesses globally;
•increased personnel and related expenses to support our brand-led, consumer-focused operating model, business growth and strategic initiatives;
•increased demand creation spend; and
•increased supply chain expenses in support of business growth.

Licensing Income

The Company expects 2020 licensing income of up to $15 million, based on expected performance of existing licensing partners.

Operating Income

Based on the above assumptions, the Company expects 2020 operating income of $399 to $412 million, resulting in operating margin of 12.6 to 12.8 percent, compared to operating margin of 13.0 percent in 2019.

Income Tax Expense

The Company expects an estimated effective income tax rate of approximately 20 percent. Our 2020 effective income tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies, other discrete events, as well as differences from our estimate of the tax benefits associated with employee equity awards and our estimate of the tax impact of certain other tax initiatives.

Net Income

The Company expects 2020 net income of $325 to $335 million, or diluted earnings per share of $4.75 to $4.90. This financial outlook assumes an average diluted share count of 68.3 million shares.

Foreign Currency

Foreign currency translation and transactional effects are not anticipated to have a significant impact on net sales growth or diluted earnings per share.

First Half 2020 Outlook

The first half 2020 outlook anticipates:
•low to mid-single-digit percent net sales growth compared to first half 2019 net sales of $1,180.8 million;
•a slight decline in gross margin;
•SG&A expenses grow faster than net sales growth, reflecting the annualized effects of ongoing investments; and
•diluted earnings per share of $0.80 to $0.90 compared to first half 2019 diluted earnings per share of $1.41.

First half operating profit is anticipated to be entirely weighted to the first quarter, with a slight operating loss anticipated in the second quarter, which is historically our lowest volume sales quarter of the year.

Balance Sheet and Cash Flows

The Company currently expects to grow inventory at a rate slower than sales growth and modestly improve inventory turns in 2020.

The Company expects 2020 capital expenditures of $90 to $110 million.

The Company expects 2020 operating cash flow of $350 to $400 million.

Strategic Priorities

As part of the Company's commitment to driving sustainable and profitable growth and relentless improvement, senior management is focused on investing in our strategic priorities to:

•drive brand awareness and sales growth through increased, focused demand creation investments;
•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global DTC operations with supporting processes and systems; and
•invest in our people and optimizing our organization across our portfolio of brands.

Ultimately, we expect our investments to enable market share capture across our brand portfolio, expand gross margin, improve SG&A expense efficiency, and drive improved operating margin over the long-term.

Capital Allocation

The Company remains committed to maintaining a strong balance sheet while utilizing cash to invest in growth opportunities for the business. We continue to believe that the lowest risk and highest return for the Company is to remain focused on improving results with respect to the assets that we already own. We will also look to return on average at least 40 to 60 percent of our annual free cash flow, defined as operating cash flow less capital expenditures, to shareholders by increasing our dividend when appropriate and repurchasing shares in the marketplace. Finally, we will continue to evaluate acquisitions as opportunities arise.

Consumer-First Initiative ("C1")

During 2017, we commenced investment in our C1 initiative, which encompasses retail platform and information technology systems infrastructure to support the growth and continued development of our omnichannel capabilities. The objective of this initiative is consistent with our strategic priorities to deliver an enhanced consumer experience and to modernize and standardize our processes and systems to enable us to better anticipate and deliver against the needs of our consumers. In 2019, we rolled out the C1 platform to our North America stores for the Columbia, SOREL and Mountain Hardwear brands. In 2020, we are focused on optimizing the C1 platform to further streamline our administrative and retail operations now on the platform. Our 2020 Financial Outlook includes anticipated operating expenses in conjunction with this initiative.

Experience First Initiative ("X1")

During 2018, we commenced investment in our X1 initiative, which is designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompasses re-implementation of our e-commerce platforms to offer improved search, browsing, checkout, loyalty, and customer care experiences for mobile shoppers.

We are working toward a phased implementation of X1. In 2019, we implemented X1 across 10 countries in Europe-direct and for the prAna brand in the U.S. We expect the North America implementation to continue in 2020, and intend the platform to go live for the Columbia, SOREL and Mountain Hardwear brands prior to the peak holiday sales period. Our 2020 Financial Outlook includes anticipated SG&A expenses and capital expenditures in conjunction with this initiative.

Project CONNECT

During 2017, the Company initiated Project CONNECT, aimed at aligning our resources to accelerate execution on our strategic priorities, including initiatives to drive net sales, capture cost of sales efficiencies, generate SG&A expense savings, and improve our marketing effectiveness. Efficiencies within cost of sales have created a meaningful benefit to product margin driven by assortment optimization, design-to-value initiatives and DTC pricing and markdown optimization. The financial benefits from these initiatives were reflected in our 2019 financial results. As we realized these benefits, we have reallocated resources to our strategic priorities, including incremental demand creation spending, and other investments to drive growth across our brands and distribution channels. We expect to sustain the financial benefits related to this project in 2020 and beyond.

Lease Accounting Changes

In February 2016, the FASB issued Accounting Standards Codification Topic 842 (ASC 842), which requires lessees to record assets and liabilities on the balance sheet for all leases with terms longer than 12 months. The Company adopted this new accounting standard on January 1, 2019, utilizing the modified retrospective approach. As such, the December 31, 2019 balance sheet reflects a gross-up of the balance sheet reflecting this change, with right of use assets of $394.5 million and corresponding lease liabilities of $435.5 million. Amounts recognized as lease expense within SG&A expense are similar to the previous accounting method, and we anticipate associated impairment analysis will not have a significant financial statement impact. Cash flows from operating leases will continue to be recognized within operating activities of the cash flow statement.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

Additionally, this document includes references to various other non-GAAP financial measures related to 2018 that may exclude program expenses, discrete costs and associated tax effects related to Project CONNECT, TCJA-related income tax expense, and a recovery in connection with an insurance claim and related tax effects. The related tax effects of program expenses and discrete costs related to Project CONNECT and the insurance claim recovery benefit were calculated using the respective statutory tax rates for applicable jurisdictions. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results. These excluded items were not applicable to fourth quarter and full year 2019 results.
These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our strategic priorities, anticipated results, including, net sales and net sales growth, gross margin, SG&A expenses , licensing income, operating income, operating margins, income tax expense, net income, diluted earnings per share, income tax rates, projected growth or decline in specific geographic segments, countries, the effects of foreign currency, inventory growth, share count, operating cash flow, capital expenditures and allocation of capital resources, expenses related to certain of our strategic priorities, including our C1 and X1 initiatives and the timing of optimization and implementation of our C1 and X1 initiatives respectively, the realization of benefits resulting from our investments in our strategic priorities, including Project CONNECT, C1 and X1, and levels of demand creation spend. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the Company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively execute our business strategies, including initiatives to upgrade business processes and information technology systems and investments in our DTC businesses; our ability to maintain the strength and security of our information technology systems; the effects of unseasonable weather, including global climate change; the seasonality of our business and timing of orders; trends affecting spending, including changes in the level of consumer spending, and retail traffic patterns; unfavorable economic conditions generally, the financial health of our customers and retailer consolidation; higher than expected rates of order cancellations; changes affecting consumer demand and preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, unanticipated impacts resulting from additional guidance about and/or the application of the TCJA, tariffs, international trade policy and geopolitical tensions, or increasing wage rates; our ability to attract and retain key personnel; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates, global credit market conditions, changes in global regulation and economic and political conditions and disease outbreaks; volatility in global production and transportation costs and capacity; our ability to effectively manage our inventory; our dependence on third-party manufacturers and suppliers and our ability to source at competitive prices from them or at all; the effectiveness of our sales and marketing efforts; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; intense competition in the industry; our ability to establish and protect our intellectual property; and our ability to develop innovative products. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended December 31, 2018
(In thousands, except per share amounts)	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of the TCJA (2)	Non-GAAP Measures
Selling, general and administrative expenses	$326,325	$(1,698)	$—	$324,627
Income from operations	152,768	1,698	—	154,466
Income before income tax	154,383	1,698	—	156,081
Income tax expense (benefit)	41,034	404	(2,392)	39,046
Net income	113,349	1,294	2,392	117,035
Net income attributable to Columbia Sportswear Company	113,260	1,294	2,392	116,946
Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.65			$1.70
Diluted	$1.63			$1.68

	Twelve Months Ended December 31, 2018
(In thousands, except per share amounts)	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of the TCJA (2)	Adjust for Effects of Insurance Recovery (3)	Non-GAAP Measures
Selling, general and administrative expenses	1,051,152	$(15,766)	$—	$4,317	$1,039,703
Income from operations	350,982	15,766	—	(4,317)	362,431
Income before income tax	360,717	15,766	—	(4,317)	372,166
Income tax expense (benefit)	85,769	3,752	(5,064)	(1,027)	83,430
Net income	274,948	12,014	5,064	(3,290)	288,736
Net income attributable to Columbia Sportswear Company	268,256	12,014	5,064	(3,290)	282,044
Earnings per share attributable to Columbia Sportswear Company:
Basic	$3.85				$4.05
Diluted	$3.81				$4.01
(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT in 2018 that the Company believes are incremental to the Company's ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) Amounts reflect an incremental provisional TCJA-related tax expense, primarily driven by refinement in the calculation of withholding taxes on our deferred tax liabilities, which drove further refinement of the Company's provisional estimates that were recorded in fourth quarter 2017.
(3) Amounts reflect a benefit from a recovery in connection with an insurance claim received in the third quarter of 2018 that the Company believes is incremental to the Company's ongoing operations.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended December 31,
(In millions, except percentage changes)	Reported Net Sales 2019	Adjust for Foreign Currency Translation	Constant-currency Net Sales 2019(1)	Reported Net Sales 2018	Reported Net Sales % Change	Constant-currency Net Sales % Change(1)
Geographical Net Sales:
United States	$634.0	$—	$634.0	$589.3	8%	8%
LAAP	171.6	0.4	172.0	179.3	(4)%	(4)%
EMEA	99.8	2.9	102.7	93.7	7%	10%
Canada	49.5	0.4	49.9	55.3	(10)%	(10)%
Total	$954.9	$3.7	$958.6	$917.6	4%	4%

Brand Net Sales:
Columbia	$751.1	$2.9	$754.0	$727.8	3%	4%
SOREL	143.5	0.7	144.2	126.9	13%	14%
prAna	33.1	—	33.1	36.7	(10)%	(10)%
Mountain Hardwear	27.2	0.1	27.3	26.1	4%	5%
Other	—	—	—	0.1	(100)%	(100)%
Total	$954.9	$3.7	$958.6	$917.6	4%	4%

Product Category Net Sales:
Apparel, Accessories and Equipment	$698.3	$2.5	$700.8	$688.8	1%	2%
Footwear	256.6	1.2	257.8	228.8	12%	13%
Total	$954.9	$3.7	$958.6	$917.6	4%	4%

Channel Net Sales:
Wholesale	$470.8	$1.9	$472.7	$450.6	4%	5%
DTC	484.1	1.8	485.9	467.0	4%	4%
Total	$954.9	$3.7	$958.6	$917.6	4%	4%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Twelve Months Ended December 31,
(In millions, except percentage changes)	Reported Net Sales 2019	Adjust for Foreign Currency Translation	Constant-currency Net Sales 2019(1)	Reported Net Sales 2018	Reported Net Sales % Change	Constant-currency Net Sales % Change(1)
Geographical Net Sales:
United States	$1,943.0	$—	$1,943.0	$1,728.5	12%	12%
LAAP	529.3	10.3	539.6	530.1	—%	2%
EMEA	367.1	13.7	380.8	350.8	5%	9%
Canada	203.1	4.4	207.5	192.9	5%	8%
Total	$3,042.5	$28.4	$3,070.9	$2,802.3	9%	10%

Brand Net Sales:
Columbia	$2,487.7	$25.3	$2,513.0	$2,292.3	9%	10%
SOREL	314.2	2.4	316.6	260.3	21%	22%
prAna	151.5	0.1	151.6	157.0	(4)%	(3)%
Mountain Hardwear	89.1	0.6	89.7	89.5	—%	—%
Other	—	—	—	3.2	(100)%	(100)%
Total	$3,042.5	$28.4	$3,070.9	$2,802.3	9%	10%

Product Category Net Sales:
Apparel, Accessories and Equipment	$2,341.2	$19.9	$2,361.1	$2,191.0	7%	8%
Footwear	701.3	8.5	709.8	611.3	15%	16%
Total	$3,042.5	$28.4	$3,070.9	$2,802.3	9%	10%

Channel Net Sales:
Wholesale	$1,782.8	$18.3	$1,801.1	$1,612.0	11%	12%
DTC	1,259.7	10.1	1,269.8	1,190.3	6%	7%
Total	$3,042.5	$28.4	$3,070.9	$2,802.3	9%	10%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.